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EXHIBIT 23.1

Independent Auditors' Consent

The Board of Directors
PepsiAmericas, Inc.:

        We consent to the use of our report dated February 7, 2003, with respect to the consolidated balance sheets of PepsiAmericas, Inc. and subsidiaries as of the end of fiscal years 2002 and 2001, and the related consolidated statements of income, shareholders' equity, and cash flows for each of the fiscal years 2002, 2001 and 2000, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus. Our report refers to the Company's adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," as of the beginning of fiscal year 2002.

/s/ KPMG LLP

Chicago, Illinois
August 22, 2003

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  EXHIBIT 23.1